Exhibit 10.19

July 25, 2022

Kenneth Krause

107 Heaven Lane

Mars, PA 16046

Dear Kenneth,

I am pleased to extend to you an offer and to confirm your acceptance of the Executive Vice President, Chief Financial Officer and Treasurer position with Rollins, Inc. effective on or before September 1, 2022.  In this position, you will report to me.  Rollins, Inc. has long been recognized as an organization of excellence, and we look forward to your playing an important role in continuing to build our “Winning Tradition.”

Base Salary:

Your starting salary will be $675,000.00 annualized. You will be paid bi-weekly at a rate of $25,961.54 per pay period.

Annual Bonus Opportunity:

You will have a bonus target of 100% of your base salary subject to the terms and conditions of the Rollins, Inc. CFO Bonus Plan. Annual payouts are subject to approval by the Human Capital Committee of the Board of Directors.

2022 Annual Bonus Opportunity:

Your 2022 bonus payout will be prorated at 50% if you begin your employment with Rollins, Inc. on or before September 1, 2022, subject to the terms and conditions of the Rollins, Inc. CFO Bonus Plan.

Annual Equity Opportunity:

Subject to your performance and approval by the Human Capital Committee of the Board of Directors, you will be eligible for annual stock grants equal to 200% of your cash compensation opportunity (base salary plus annual bonus opportunity).

Company Car:

In line with your position, you will receive a company-owned executive level vehicle and company-issued fuel card. You will have payroll deductions each pay period for personal use of the vehicle.

Relocation Assistance:

You and your family will receive company-provided relocation assistance in accordance with the Rollins, Inc. Executive Relocation Policy (“Relocation Policy”) as provided. We will extend temporary housing as needed to ensure a smooth transition for your family.

Signing Bonus:

You will receive a one-time signing bonus of $500,000, less customary tax withholdings, which will be paid within 30 days of your start date. Should you leave the company for any reason prior to one year of tenure, you will be responsible for full repayment of this bonus. Offsetting any potential COBRA expenses you may incur before you are eligible for Rollins benefits is included in this signing bonus. After one year of service, you are fully vested for this signing bonus.

One-Time Equity Award/Stock Grant:

You will receive a one-time equity award/stock grant to equal to $2,500,000 to replace the value of your MSA unvested stock. You will receive Rollins, Inc. shares equal to that amount based on the closing price of Rollins stock on September 1, 2022. Vesting will be over 3 years with 1/3 earned beginning January 1, 2023, 1/3 January 1, 2024, and 1/3 January 2025.

One-Time Cash Compensation:

You will receive a one-time cash lump sum of $430,000, less customary tax withholdings. This one-time payment is provided to ensure you are compensated for earned executive benefits not payable by your previous employer due to resignation. Those benefits include:

●	$300,000 for loss of annual short-term bonus earned at MSA.
●	$130,000 for taxes triggered due to Deferred Comp/ Retirement Plan.

This lump sum will be paid on or before February 28, 2023. Should you leave the company for any reason prior to one year of tenure, you will be responsible for full repayment of this lump sum. After one year of service, you are fully vested for this lump sum payment.

Benefits:

You will be eligible to participate in Rollins medical, dental, vision and voluntary benefits on the first day of the calendar month following completion of 60 days of service, which will be November 1, 2022. You will be eligible to participate in the Rollins, Inc. 401(k) program on the first day of the quarter after you complete three months of service, which will be January 1, 2023.

Paid Time Off (PTO):

You will receive 160 hours of paid time off per year. For 2022, you will receive 80 hours of PTO for use between your start date and the end of the calendar year.

Your employment is contingent upon completing a successful background check and drug test.

Kenneth, we are confident that you will play a significant role in our continuing to remain the “Diamond Standard” in the service industry.

Sincerely,

Jerry Gahlhoff

President and COO

Rollins, Inc.

cc: Gary W. Rollins—Chairman and CEO

John Wilson—Vice Chairman

Quentin Misenheimer—Vice President, Human Resources

ACKNOWLEDGMENT:

I accept this offer of employment and the terms outlined within.

_______________________________________________

      Signature         Date